Exhibit 99.1

Astec Industries, Inc.
1725 Shepherd Rd.  Chattanooga, TN  37421  Phone (423) 899-5898  Fax (423) 899-4456
News Release

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2018 RESULTS

CHATTANOOGA, Tenn. (April 24, 2018) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2018.

Net sales for the first quarter of 2018 were $325.5 million compared to $318.4 million for the first quarter of 2017, a 2.2% increase.  Domestic sales increased 6.5% to $270.1 million for the first quarter of 2018 from $253.5 million for the first quarter of 2017.  International sales decreased 14.7% to $55.4 million for the first quarter of 2018 from $64.9 million for the first quarter of 2017.

Earnings for the first quarter of 2018 were $20.3 million or $0.87 per diluted share, compared to $15.1 million or $0.65 per diluted share in the first quarter of 2017, an increase in earnings per share of 33.8%.

Commenting on the announcement of the quarterly results, Benjamin G. Brock, Chief Executive Officer, stated "We are pleased with our first quarter financial results and our increased backlog. While we have a good start to the year, we have opportunities to improve.  Our gross margin for the quarter was 24% which puts us on our way toward our goal to exit 2018 at a 25% gross margin."

Mr. Brock concluded, "Our $444.9 million backlog is reflective of strong private and public work environments for our customers.  Given our backlog and customer feedback on their markets, we are optimistic for 2018 as a whole."

The Company's backlog at March 31, 2018 was $444.9 million, an increase of $67.3 million or 17.8% compared to the March 31, 2017 backlog of $377.6 million.  Domestic backlog increased 11.6% to $341.1 million at March 31, 2018 from $305.8 million at March 31, 2017.  The international backlog at March 31, 2018 was $103.8 million compared to $71.8 million at March 31, 2017, an increase of 44.5%.  Excluding all pellet plant backlogs, the Company's March 31, 2018 backlog increased $69.3 million or 22.4% compared to March 31, 2017.  All prior year backlog amounts have been recast to include the backlog of RexCon, Inc. which was acquired in October, 2017.

Consolidated financial information for the first quarter ended March 31, 2018 and additional information related to segment revenues and profits are attached as addenda to this press release.

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 24, 2018, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 8, 2018 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Replay ID# 27852.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; wood processing and concrete production.  Astec's manufacturing operations are divided into three primary business segments: road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, commercial and industrial burners, concrete production and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2017.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2018	2017
Assets
Current assets
Cash and cash equivalents	$41,940	$55,401
Investments	1,751	1,408
Receivables, net	153,854	156,222
Inventories	411,159	372,570
Prepaid expenses and other	23,533	20,731
Total current assets	632,237	606,332
Property and equipment, net	189,287	182,223
Other assets	96,841	85,933
Total assets	$918,365	$874,488
Liabilities and equity
Current liabilities
Accounts payable - trade	$68,833	$73,807
Other current liabilities	117,609	110,828
Total current liabilities	186,442	184,635
Non-current liabilities	23,847	25,503
Total equity	708,076	664,350
Total liabilities and equity	$918,365	$874,488

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Mar 31
	2018	2017
Net sales	$325,453	$318,401
Cost of sales	247,448	242,630
Gross profit	78,005	75,771
Selling, general, administrative & engineering expenses	52,078	53,121
Income from operations	25,927	22,650
Interest expense	150	265
Other	512	552
Income before income taxes	26,289	22,937
Income taxes	6,022	7,817
Net income attributable to controlling interest	$20,267	$15,120

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.88	$0.66
Diluted	$0.87	$0.65

Weighted average common shares outstanding
Basic	23,045	23,013
Diluted	23,236	23,176

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2018 and 2017
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate Group	Total
2018 Revenues	147,094	119,067	59,292	-	325,453
2017 Revenues	165,243	100,613	52,545	-	318,401
Change $	(18,149)	18,454	6,747	-	7,052
Change %	(11.0%)	18.3%	12.8%	-	2.2%

2018 Gross Profit	33,280	29,289	15,286	150	78,005
2018 Gross Profit %	22.6%	24.6%	25.8%	-	24.0%
2017 Gross Profit	37,801	25,023	12,887	60	75,771
2017 Gross Profit %	22.9%	24.9%	24.5%	-	23.8%
Change	(4,521)	4,266	2,399	90	2,234

2018 Profit (Loss)	14,852	13,110	4,611	(11,248)	21,325
2017 Profit (Loss)	18,180	8,428	2,729	(14,428)	14,909
Change $	(3,328)	4,682	1,882	3,180	6,416
Change %	(18.3%)	55.6%	69.0%	22.0%	43.0%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2018	2017	Change $
Total profit for all segments	$21,325	$14,909	$6,416
Recapture (elimination) of intersegment profit	(1,109)	171	(1,280)
Net loss attributable to non-controlling interest	51	40	11
Net income attributable to controlling interest	$20,267	$15,120	$5,147

Astec Industries, Inc.
Backlog by Segment
March 31, 2018 and 2017
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2018 Backlog	230,649	138,687	75,591	444,927
2017 Backlog	221,849	100,043	55,677	377,569
Change $	8,800	38,644	19,914	67,358
Change %	4.0%	38.6%	35.8%	17.8%